UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Ichor Holdings, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3185 Laurelview Ct.

Fremont, California 94538

April 4, 2018

To Our Shareholders:

You are cordially invited to attend the 2018 Annual General Meeting of Ichor Holdings, Ltd. at our corporate headquarters located at 3185 Laurelview Ct, Fremont, California 94538, on May 9, 2018, at 9:00 a.m., Pacific Time.

Details of the business to be conducted at the Annual General Meeting are provided in the accompanying Notice of Annual General Meeting and Proxy Statement.

Your vote is important. Please take the time to carefully read each of the proposals described in the Proxy Statement and cast your vote by following the instructions in the Proxy Statement. Your vote will mean that you are represented at the Annual General Meeting regardless of whether or not you attend in person.

Thank you for your support of Ichor Holdings, Ltd.

Sincerely,

Thomas M. Rohrs

Chairman and Chief Executive Officer

ICHOR HOLDINGS, LTD.

3185 Laurelview Ct.

Fremont, California 94538

NOTICE OF ANNUAL GENERAL MEETING

To Be Held on May 9, 2018

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual General Meeting (the “Annual Meeting”) of Ichor Holdings, Ltd. (the “Company,” “we,” “us” or “our”) will be held at our corporate headquarters located at 3185 Laurelview Ct, Fremont, California 94538, on May 9, 2018, at 9:00 a.m., Pacific Time, for the following purposes:

1.

To elect the Class II director, Andrew Kowal, to hold office in accordance with the terms of our amended and restated memorandum and articles of association until our annual general meeting to be held in 2021 or until his successor is duly elected and qualified.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018.
3.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof

Our Board of Directors has declared the close of business on March 29, 2018 as the record date for the Annual Meeting. Only shareholders of record on March 29, 2018 are entitled to receive notice of and vote at the Annual Meeting.

Your vote is very important. We encourage you to carefully read the accompanying Proxy Statement and submit your proxy or voting instructions as soon as possible. All shareholders are cordially invited to attend the Annual Meeting in person. As an alternative to voting in person at the Annual Meeting, you may submit your proxy via the Internet, by mailing a completed proxy card or by following the telephone instructions on the proxy card. For detailed information regarding voting instructions, please see the sections on voting shares beginning on page 2 of the accompanying Proxy Statement.

We appreciate your continued support of Ichor Holdings, Ltd.

By Order of the Board of Directors

Thomas M. Rohrs

Chairman and Chief Executive Officer

Fremont, California

April 4, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2018 ANNUAL GENERAL MEETING TO BE HELD ON MAY 9, 2018:

THE PROXY STATEMENT AND THE ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT

IR.ICHORSYSTEMS.COM

3185 Laurelview Ct.

Fremont, California 94538

PROXY STATEMENT

The Board of Directors (the “Board of Directors”) of Ichor Holdings, Ltd. (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2018 Annual General Meeting to be held on May 9, 2018, at 9:00 a.m., Pacific Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at our corporate headquarters located at 3185 Laurelview Ct, Fremont, California 94538.

We are sending our proxy materials to shareholders on or about April 4, 2018, to our shareholders of record as of the close of business on March 29, 2018 (the “Record Date”). The Company’s principal executive offices are located at 3185 Laurelview Ct., Fremont, California 94538 and its telephone number is (510) 897‑5200.

Introductory Note About the Company

Ichor Holdings, Ltd. was incorporated in the Cayman Islands on January 30, 2012 with registered number 265939. Our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law and the common law of the Cayman Islands. We completed the initial public offering of our ordinary shares on December 14, 2016.

Our fiscal year ends on the last Friday of December and our fiscal quarters end on the last Friday of the 13th week of the year, the last Friday of June and the last Friday of September, respectively. For the purposes of this proxy statement (this “Proxy Statement”), “fiscal 2016” refers to our fiscal year ended December 30, 2016, “fiscal 2017” refers to our fiscal year ended December 29, 2017 and “fiscal 2018” refers to our fiscal year ended December 28, 2018.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors is soliciting proxies for the Annual Meeting. The Notice of Annual General Meeting, a proxy card, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 29, 2017 (the “Annual Report”) are being mailed on or about April 4, 2018 to shareholders as of the Record Date.

Where and When is the Annual Meeting?

We will hold the Annual Meeting on May 9, 2018 at 9:00 a.m., Pacific Time, at our corporate headquarters located at 3185 Laurelview Ct, Fremont, California 94538.

What am I being asked to vote on at the Annual Meeting?

We are asking our shareholders to consider the following proposals:

•	The election of the Class II director, Andrew Kowal, to serve until our annual general meeting to be held in 2021 or until his successor is duly elected and qualified;
•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018; and
•	Any other business properly introduced at the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	“FOR” the election of the Class II directors, Andrew Kowal, to serve until our annual general meeting to be held in 2021 or until his successor is duly elected and qualified; and
•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018.

What must I do if I want to attend the Annual Meeting in person?

Attendance at the Annual Meeting is limited to individuals who were shareholders as of the Record Date. Registration and seating will begin on Wednesday, May 9 at 8:45 a.m., Pacific Time. Each shareholder will be asked to present proof of identification, such as a driver’s license or passport, and a proxy card, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes do I have?

You have and may cast one vote for each ordinary share of the Company that you owned at the close of business on the Record Date. These shares include:

•	Shares registered directly in your name with Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), our transfer agent, for which you are considered the “shareholder of record”; and
•	Shares held for you as the beneficial owner through a broker, bank or other nominee.

As of the Record Date, the Company had 26,279,335 ordinary shares issued and outstanding.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with Broadridge, you are considered the “shareholder of record” with respect to those shares. We have sent the proxy materials for the Annual Meeting directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this Proxy Statement, we refer to shareholders who hold their shares directly with Broadridge as “shareholders of record.”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the shareholder of record with respect to those shares has forwarded proxy materials for the Annual Meeting to you. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your ordinary shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this Proxy Statement, we refer to shareholders who hold their shares through a broker, bank or other nominee as “beneficial owners” or “street name shareholders.”

What is a proxy?

A proxy is your legal designation of another person to vote the ordinary shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting to cast your vote. These officers are Thomas M. Rohrs, our Chairman and Chief Executive Officer, and Jeffrey S. Andreson, our Chief Financial Officer.

How do I vote?

General

You can vote by proxy or in person. For specific methods of voting available to you, see below.

If you submit your proxy using any of the methods below, Thomas M. Rohrs or Jeffrey S. Andreson will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and for or against any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of the Board of Directors, or if you vote by mail, sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the appointment of our registered independent public accounting firm.

If any other matter is presented, your proxy will authorize Thomas M. Rohrs or Jeffrey S. Andreson to vote in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters to be considered at the Annual Meeting other than the three proposals referenced in this Proxy Statement.

Voting Methods for Shareholders of Record

If you are a shareholder of record, you may vote by one of the following methods:

•

By Internet: you may vote over the Internet at www.proxyvote.com by following the instructions on the proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 8, 2018.

•	By Telephone: you may vote by touch-tone telephone by calling 1‑800‑690‑6903. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 8, 2018.
•	By Mail: you may authorize your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with the paper proxy materials.
•

In Person: you may attend the Annual Meeting and vote in person by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your proxy card to the Annual Meeting.

Voting Methods for Street Name Shareholders

If you are a street name shareholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name shareholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or by telephone;

•	Returning a later-dated proxy card;
•	Notifying the Secretary of the Company, in writing, at Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538; or
•	Completing a written ballot at the Annual Meeting in person.

If you are a street name shareholder, your broker, bank or other nominee can provide instructions on how to change your vote.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, of the shareholders holding in aggregate not less than a simple majority of our issued and outstanding ordinary shares constitutes a quorum.

Your ordinary shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not count as votes for the purposes of the voting threshold. If there is no quorum present within half an hour of the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day, time and place as the directors may determine.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding our ordinary shares in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

What vote is required to approve each proposal?

The election of directors and the ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting and entitled to vote on the proposal.

A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “FOR” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter. Broker non-votes will have no effect on this proposal.

Who will count the vote?

A representative of Broadridge will tabulate the votes and act as the inspector of election.

Is my vote confidential?

Yes. The Company encourages shareholder participation in corporate governance by ensuring the confidentiality of shareholder votes. The Company has designated Broadridge, its independent transfer agent and registrar, to receive and tabulate shareholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

Where can I find the voting results?

The Company will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8‑K filed with the Securities and Exchange Commission (the “SEC”) within four business days of the Annual Meeting.

Who pays for proxy solicitation?

We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL NO. 1 ELECTION OF DIRECTOR

The Board of Directors is currently comprised of six members and divided into three classes. Directors in each class serve for a term of three years or until their successors are duly elected and qualified or until their earlier death, resignation or removal. The term of directors of one class expires at each annual general meeting. Dipanjan Deb has notified the Board of Directors that he will not stand for election at the Annual Meeting and will leave the Board of Directors at that time. As a result, immediately following the Annual Meeting, the Board of Directors will consist of five members.

At the Annual Meeting, one director will be elected to serve until our annual general meeting to be held in 2021 or until his successor is duly elected and qualified or until their earlier death, resignation or removal. The Board of Directors, upon the recommendation of the compensation, nominating and corporate governance committee of the Board of Directors (the “Compensation, Nominating and Corporate Governance Committee”), has nominated Andrew Kowal to serve as its Class II director. Mr. Kowal is currently serving as a Class II director.

A majority of all of the votes cast at the Annual Meeting at which a quorum is present in person or by proxy is required for the election of directors.

If you are a shareholder of record and you vote by telephone or over the Internet or sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Mr. Kowal. If you are a street name shareholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

We expect that Mr. Kowal will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of the nominated director.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The names our directors, and certain information about them, including their ages as of May 9, 2018, are included below:

	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for which Nominated
Resigning Director:
Dipanjan Deb (1)	II	48	Director	2012	2018	--
Nominees:
Andrew Kowal (2)	II	41	Director	2012	2018	2021
Continuing Directors:
Iain MacKenzie (2) (3)	I	59	Director	2015	2020	--
Thomas M. Rohrs	I	67	Chairman and Chief Executive Officer	2012	2020	--
Marc Haugen(3)	III	53	Director	2017 (4)	2019	--
John Chenault (3)	III	70	Director	2015	2019	--

(1)	Mr. Deb has notified the Board of Directs that he will not stand for elections at the Annual Meeting and will leave the Board of Directors at that time.
(2)	Member of the Compensation, Nominating and Corporate Governance Committee.
(3)	Member of the audit committee of the Board of Directors (the “Audit Committee”).
(4)	Mr. Haugen was appointed to serve as a member of the Board of Directors in August 2017 prior to the resignation of Maurice Carson, our former director and President.

Nominee for Director

Andrew Kowal has served as a director of Ichor since February 2012. Mr. Kowal is a Partner with Francisco Partners Management LP. Prior to joining Francisco Partners in 2001, Mr. Kowal served as a member of Princes Gate Investors where he was responsible for the identification, evaluation and execution of private equity transactions in a variety of industries, including information technology. In addition to Ichor, Mr. Kowal currently serves on the board of directors of Telcorda Technologies (dba iconectiv), Optanix, OSY Technologies, Procera Networks and Shoregroup. Mr. Kowal previously served on the board of directors of Aderant Holdings, Corsair Components, MagnaChip Semiconductor, Metrologic Instruments, Mitel Networks Corporation, and Source Photonics. Mr. Kowal holds a B.S. in Economics with a Finance concentration from The Wharton School, University of Pennsylvania. We believe that Mr. Kowal is qualified to serve as a member of the Board of Directors because of his experience in the private equity and venture capital industries analyzing, investing in and serving on the boards of directors of manufacturing and technology companies, as well as his perspective as a representative of our previously largest shareholder.

Resigning Director

Dipanjan “DJ” Deb has served as a director of Ichor since February 2012. Mr. Deb co-founded Francisco Partners Management LP, has been a Partner with Francisco Partners since its founding in August 1999 and has served as Chief Executive Officer and Managing Partner of Francisco Partners since August 2005. Prior to co-founding Francisco Partners, Mr. Deb was a principal at TPG Capital, Director of Semiconductor Banking at Robertson, Stephens & Company and a management consultant at McKinsey & Company. Mr. Deb also currently serves on the board of directors of Comodo CA, GoodRx, Plex Software, Quest Software, and SonicWALL. Mr. Deb formerly served on the board of directors of AMI Semiconductor, Barracuda Networks, CBA Group, Cross Match Technologies, Legerity, MagnaChip, Metrologic, NPTest/Credence, Numonyx, SMART Modular Technologies, Ultra Clean Technology, Conexant, Globespan, and ON Semiconductor. Mr. Deb holds a B.S. in electrical engineering and computer science from the University of California, Berkeley, where he was a Regents Scholar and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Deb was qualified to serve as a member of the Board of Directors because of his experience in the private equity and venture capital industries analyzing, investing in and serving on the boards of directors of manufacturing and technology companies, as well as his perspective as a representative of our previously largest shareholder.

Continuing Directors

Thomas M. Rohrs has served as Chairman and director of Ichor since February 2012 and as Chief Executive Officer since September 2014. Prior to serving at Ichor, Mr. Rohrs served as Chief Executive Officer and Chairman of Skyline Solar from 2010 to 2012 and Electroglas from 2006 to 2009. Mr. Rohrs also served as Senior Vice President of Global Operations and a member of the Executive Committee for Applied Materials from 1997 to 2002 and as Vice President of Worldwide Operations for Silicon Graphics from 1992 to 1997. Mr. Rohrs currently serves on the board of directors of Advanced Energy and Intevac. Mr. Rohrs previously served on the board of directors of Magma Design Automation, Ultra Clean Technologies and Vignani Technologies. Mr. Rohrs holds a B.S. in mechanical engineering from the University of Notre Dame and an M.B.A. from the Harvard Business School. We believe Mr. Rohrs is qualified to serve as a member of the Board of Directors because of his extensive experience in technology industries, significant senior leadership and his strategic insight into Ichor, gained from his role as Chief Executive Officer.

Iain MacKenzie has served as a director of Ichor since October 2015. Mr. MacKenzie has served as director of SMART Global Holdings since August 2011, President of SMART Modular Technologies, a specialty memory solutions provider, since February 2002, and as director and Chief Executive Officer of SMART Worldwide Holding since April 2004 and September 2005, respectively. Previously, Mr. MacKenzie served as Vice President of Worldwide Operations of SMART Worldwide Holdings from August 1998 to February 2002 and as General Manager of SMART Modular Technologies (Europe) Ltd. from June 1997 to August 1998. Mr. MacKenzie holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronic engineering from the Kirkcaldy College of Technology (Fife University) in Scotland. Mr. MacKenzie is qualified to serve as a member of the Board of Directors and as a member of the Audit Committee because of his extensive business and financial background and his multi-year service as the Chief Executive Officer of an international technology company.

Marc Haugen has served as a director of Ichor since August 2017. Mr. Haugen is currently the Chief Operating Officer of Kateeva, Inc., the leading provider of OLED mass-production equipment solutions, a position he assumed in January 2018. In 2017, Mr. Haugen established Following Seas Ventures LLC for consulting and private investment, primarily focused on equipment and solutions for sustainability and renewable energy. From 2016 to 2017, Mr. Haugen was Executive Vice President of Engineering and Operations at Cepheid Inc., a leading molecular diagnostics company, a position he held until its acquisition by the Danaher Corporation. From 2013 to 2016, Mr. Haugen was Group Vice President Worldwide Operations and Supply Chain at Applied Materials, Inc. Prior to this Mr. Haugen held various General Management, Product, Manufacturing, and Business Operations roles at the Lam Research Corporation through the Corporate Vice President level, from 1998 to 2013. Mr. Haugen’s service at Applied Materials and Lam Research included many years of international assignments at the senior executive level in Asia and Europe. Mr. Haugen began his business career at Applied Materials from 1991 to 1998 after serving four years as an officer in the U.S. Navy on surface combatant ships. Mr. Haugen received an M.B.A. from the University of California Los Angeles and the National University of Singapore and a B.S. in Industrial and Systems Engineering from the University of Southern California. Mr. Haugen is qualified to serve as a member of the Board of Directors and as a member of the Audit Committee because of his extensive business and financial background and his multi-year service in management positions at international technology companies.

John Chenault has served as a director of Ichor since October 2015. Mr. Chenault served as Chief Financial Officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, after which he retired. Prior to that, Mr. Chenault had served as Novellus Systems’ Vice President of Corporate Development from February 2005 to April 2005, Vice President of Operation and Administration from September 2003 to February 2005, Executive Vice President of Worldwide Sales and Service from February 2002 to September 2003 and Executive Vice President of Business Operations from July 1997 to January 2002. Mr. Chenault has served on the board of directors and audit committee of Tessera Technologies since March 2013. Mr. Chenault also served on the board of directors of Ultra Clean Technology from June 2009 to July 2015. Mr. Chenault received a Bachelor of Business degree in Economics and an M.B.A. from Western Illinois University. Mr. Chenault is qualified to serve as a member of the Board of Directors and as chairman of the Audit Committee because of his extensive experience in finance and operations, particularly in technology industries, and his experience as a board member at Ultra Clean Technology.

Board Composition

The Board of Directors currently consists of six members. Mr. Deb has notified the Board of Directors that he will not stand for election at the Annual Meeting and will leave the Board of Directors at that time. Our amended and restated articles of memorandum and association include certain director designation rights for Francisco Partners and its affiliates (“Francisco Partners”), provided such rights terminated upon Francisco Partners’ ownership falling below 5% of our outstanding ordinary shares on March 13, 2018.

The Board of Directors currently consists of five independent directors (and following Mr. Deb’s resignation it will consist of four independent directors) and is divided into three classes, with one class being elected at each year’s annual general meeting. Following the expiration of the initial term of a class of directors, each class of directors will serve a three-year term. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Director Independence

In accordance with the NASDAQ rules, the Board of Directors annually determines the independence of each director. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company. The Company monitors the status of its directors and officers through the activities of the Compensation, Nominating and Corporate Governance Committee and through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has materially changed.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that each of Mr. Chenault, Mr. Deb, Mr. Haugen, Mr. Kowal and Mr. MacKenzie has no material relationship that would interfere with the exercise of independent judgment and is “independent” within the meaning of the applicable rules of the SEC and as defined in the NASDAQ rules. Messrs. Chenault, Haugen, and MacKenzie also satisfy the requirements for independence imposed upon audit committee members by Rule 10A‑3 under the Exchange Act.

Board Leadership Structure

Mr. Rohrs serves as both our Chief Executive Officer and the Chairman of the Board of Directors. Under our amended and restated memorandum and articles of association, the chairman is elected by the affirmative vote of a majority of the directors then in office. The Board of Directors encourages at least annual executive sessions amongst non-management, which are presided over by an independent director designated by the non-management directors. The Board of Directors recognizes that depending on future circumstances, other leadership structures may become more appropriate for the Company, such as the appointment of a lead independent director. The Board of Directors believes that the foregoing policies, in addition to the combined role of Chairman and Chief Executive Officer, achieve an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of such objectives. Additionally, the Board of Directors will continue to periodically review its leadership structure.

Board Meetings and Committees

During fiscal 2017, the Board of Directors held 5 meetings, the Audit Committee held 7 meetings and the Compensation, Nominating and Corporate Governance Committee held 4 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the periods that he served.

Our directors are expected to attend the annual general meeting and all or substantially all of the Board of Directors meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

The Board of Directors has established the Audit Committee and the Compensation, Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees are described below. Members will serve on these committees until their resignation or as otherwise determined by the Board of Directors.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) oversight of the quality and integrity of our financial statements and financial reporting processes and of our systems of internal accounting and financial controls and disclosure controls; (2) the qualifications and independence of our independent auditors; (3) the performance of our independent auditors; and (4) compliance with legal and regulatory requirements and codes of conduct and ethics programs established by management and our Board of Directors.

The Audit Committee currently consists of Mr. Chenault, Mr. Haugen and Mr. MacKenzie. Mr. Chenault is currently the chairman of the Audit Committee. The Board of Directors has determined that Messrs. Chenault, Haugen, and MacKenzie qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Board of Directors has also determined that Mr. Chenault qualifies as an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S‑K under Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors adopted a written charter for the Audit Committee, which is available on our corporate website at ichorsystems.com. Our website is not part of this Proxy Statement.

Compensation, Nominating and Corporate Governance Committee

The Compensation, Nominating and Corporate Governance Committee is responsible for, among other matters: (1) reviewing and approving all compensation, including incentive compensation and corporate and individual goals and objectives relevant to our chief executive officer, and evaluating our chief executive officer’s performance in light of those goals and objectives; (2) reviewing and approving the base salaries, incentive compensation and equity-based compensation of our other executive officers; (3) approving all significant compensation or incentive plans for executives (including material changes to all such plans); (4) having the sole authority to retain or obtain the advice of any compensation consultant, independent legal counsel or other adviser after taking into account certain factors which address the independence of that consultant, counsel or adviser; (5) annually reviewing and discussing with management the Compensation Discussion and Analysis for the Company’s proxy statement, if applicable; (6) identifying and recommending to our Board of Directors the persons to be nominated for election as directors and to each of the committees of our Board of Directors; and (7) leading our Board of Directors in its annual review of the performance of our Board of Directors. Pursuant to its charter, the Compensation, Nominating and Corporate Governance Committee may also delegate any of its responsibilities to one or more subcommittees as it may deem appropriate to the extent allowed by applicable law and NASDAQ rules.

The Compensation, Nominating and Corporate Governance Committee currently consists of Mr. Deb, Mr. Kowal and Mr. MacKenzie. Mr. Kowal is currently the chairman of the Compensation, Nominating and Corporate Governance Committee. Following Mr. Deb's departure from the Board of Directs at the time of the Annual Meeting, we will appoint an additional director to the Compensation, Nominating and Corporate Governance Committee. The Board of Directors adopted a written charter for the Compensation, Nominating and Corporate Governance Committee, which is available on our corporate website at ichorsystems.com. Our website is not part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

For fiscal 2017, our Board of Directors made all compensation decisions. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation, Nominating and Corporate Governance Committee.

Other Committees

The Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Code of Business Ethics and Conduct

We adopted a code of business ethics and conduct applicable to all of our officers, employees and unless specifically noted therein, all members of our Board of Directors. Copies of the code of business ethics and conduct is available on the Investors page of our corporate website at ir.ichorsystems.com. We expect that any amendments to the code of business ethics and conduct, or any waivers of its respective requirements, will be disclosed on our website. Our website is not part of this Proxy Statement.

Risk Oversight

Our Board of Directors oversees the risk management activities designed and implemented by our management. Our Board of Directors executes its oversight responsibility for risk management both directly and through its committees. The full Board of Directors also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our Board of Directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board of Directors has delegated to the Audit Committee oversight of our risk management process. Our other committees of our Board of Directors will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Considerations in Evaluating Director Nominees

The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual general meetings of shareholders, as specified in our amended and restated memorandum and articles of association. The Compensation, Nominating and Corporate Governance Committee is responsible for identifying and recommending to our Board of Directors the persons to be nominated for election as directors and to each of the committees of our Board of Directors. When formulating its Board of Directors membership recommendations, the Compensation, Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including shareholders, as it deems appropriate.

The Compensation, Nominating and Corporate Governance Committee has not identified specific minimum qualifications that must be met or specific qualities or skills that must be possessed for a person to be considered as a candidate for director; however, the Compensation, Nominating and Corporate Governance Committee and the Board of Directors believe that the Board of Directors should be composed of individuals with knowledge and experience in many substantive areas that impact our business. The Compensation, Nominating and Corporate Governance Committee and the Board of Directors review these factors, and diversity, in considering candidates for directorship.

We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have highlighted in the individual biographies above the specific experience, attributes and skills that led to the conclusion that each board member should serve as a director.

Shareholder Recommendations for Nominations to the Board of Directors

The Compensation, Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Pursuant to the Company’s amended and restated memorandum and articles of association, shareholders who wish to recommend a candidate for consideration at our annual general meeting to be held in 2019 (the “2019 Annual Meeting”) may do so by delivering a written recommendation to our Secretary at Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S‑K promulgated by the SEC, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Compensation, Nominating and Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our amended and restated memorandum and articles of association. See “Other Matters—Shareholder Proposals” for more information on these procedures. No candidates for director nominations were submitted by any shareholder in connection with the Annual Meeting. If you intend to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our secretary must the notice not less than 90 days and not more than 120 days before the one‑year anniversary of the immediately preceding annual meeting of shareholders. This means, that for our 2019 meeting, our Secretary must receive the notice no earlier than January 9, 2019 and no later than February 8, 2019.

Communications with the Board of Directors

Interested parties wishing to communicate with the Board of Directors or with an individual member or members of the Board of Directors may do so by writing to the Board of Directors or to the particular member or members of the Board of Directors, and mailing the correspondence to Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538. Each communication should set forth (i) the name and address of the shareholder, as it appears in our register, and if our ordinary shares are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of our ordinary shares that are owned of record by the record holder and beneficially by the beneficial owner.

Our Secretary, in consultation with appropriate members of the Board of Directors and management, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of the Board of Directors, or if none is specified, to the Executive Chairman of the Board of Directors.

Director and Officer Indemnification and Limitation of Liability

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted by applicable law.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 28, 2018. During fiscal 2017, KPMG LLP served as our independent registered public accounting firm.

Notwithstanding the appointment of KPMG LLP and even if our shareholders ratify the appointment, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. At the Annual Meeting, our shareholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018. The Audit Committee is submitting the appointment of KPMG LLP to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

Representatives of KPMG LLP will telephonically attend the Annual Meeting and will be available to respond to appropriate questions from our shareholders.

The ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of our ordinary shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

Audit and Related Fees

The following table presents fees for professional audit services and other services rendered to us by KPMG LLP for fiscal 2017 and fiscal 2016:

Type of Fees	Fiscal 2017	Fiscal 2016
Audit Fees (1)	$2,158,757	$1,862,265
Audit-Related Fees (2)	-	-
Tax Fees (3)	87,293	66,222
Other Fees (2)	-	-
Total audit and related fees	$2,246,050	$1,928,487

(1)

These amounts represent fees and related expenses billed or expected to be billed by KPMG LLP for professional services rendered for the audits of the Company’s annual consolidated financial statements for fiscal 2017 and fiscal 2016 and the reviews of interim period financial statements. In the case of Fiscal 2016, the amount also includes professional services rendered in connection with our Registration Statement on Form S-1 in connection with our initial public offering completed on December 14, 2016. In the case of fiscal 2017, the amount also includes professional services rendered in connection with the filing of our Registration Statements on Form S‑1 in connection with secondary offerings of our ordinary shares by Francisco Partners and other selling shareholders, as well as audit fees incurred for the historical audits of Cal‑Weld, Inc in connection with our acquisition of Cal‑Weld in July 2017.

(2)	No Audit-Related Fees or Other Fees were incurred during fiscal 2017 and fiscal 2016.
(3)	Tax Fees consist of fees for tax consultation and tax compliance services rendered by KPMG LLP.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

Policy and Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures regarding the pre-approval of audit and other services that our independent auditor may perform for us, subject to the rules and regulations of the SEC, which provide that certain non-audit services accounting for less than five percent of the total fees paid to the independent auditor be approved by the Audit Committee retroactively. In accordance with the charter of the Audit Committee, approval can be made by the chairman of the Audit Committee (or any member of the Audit Committee if the chairman is not available) in between committee meetings and is required to disclose the pre-approved services to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter approved by the Board of Directors, which is available on our website at ichorsystems.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and KPMG LLP;
•

discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the Audit Committee’s review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended December 29, 2017 for filing with SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

John Chenault (Chair)

Marc Haugen

Iain MacKenzie

This report of the Audit Committee is required by the SEC and, in accordance with the rules and regulations of the SEC, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

Below is a list of names, ages as of May 9, 2018 and a brief overview of the business experience of our executive officers:

Name	Age	Position/Title
Thomas M. Rohrs	67	Chairman and Chief Executive Officer
Jeffrey S. Andreson	56	Chief Financial Officer
Kevin M. Canty	62	Chief Operating Officer
Philip Barros	37	Chief Technology Officer

Thomas M. Rohrs. See “Board of Directors and Corporate Governance—Nominees for Director—Thomas M. Rohrs” for Mr. Rohrs’ biography.

Jeffrey S. Andreson has served as our Chief Financial Officer since December 2017. Previously, Mr. Andreson served as the Chief Financial Officer of Nanometrics Incorporated from September 2014 to December 2017. Previously, Mr. Andreson was Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary of Intevac, Inc. from August 2007 to September 2014. From June to August 2007, Mr. Andreson held the position of Executive Vice President, Finance at Intevac. Prior to joining Intevac, Mr. Andreson spent 12 years with Applied Materials in various controllership positions within the company, most recently as Managing Director, Controller of the $2 billion Applied Global Services product group. From 1989 through 1995, Mr. Andreson held various financial management roles at Measurex Corporation. In addition, from February 2017 to November 2017 Mr. Andreson was member of the board of directors of Ultra Clean Technology. Mr. Andreson holds an M.B.A. from Santa Clara University and a B.S. in Finance from San Jose State University.

Kevin M. Canty has served as Chief Operating Officer of Ichor since August 2017. Previously, Mr. Canty served as the Vice President of Worldwide Operations for Aruba Networks from October 2010 to April 2017. Previously, Mr. Canty served as Senior Vice President of Worldwide Operations for Juniper Networks from May 2005 to October 2010, Vice President of Operations for Peribit Networks from January 2005 to May 2005, Chief Operating Officer of Aurora Networks from March 2003 to January 2005 and Vice President of Operations and Global Materials of Applied Materials from August 1999 to March 2003. Prior to that time, Mr. Canty held operational roles with various companies, including 3Com Corporation and NeXT Computer. Mr. Canty holds an undergraduate degree in economics from State University of New York and an M.B.A. from Colorado State University.

Philip Barros has served as Chief Technology Officer of Ichor since September 2015. Previously, Mr. Barros had served as Senior Vice President of Engineering of Ichor since April 2011, and prior to that time, served as Vice President of Engineering at Ichor since 2009. Prior to serving at Ichor, Mr. Barros served in various management positions at Celerity, Inc. from 2004 to 2009, including Vice President of Engineering and Director of Systems Engineering, and served in various engineering and management positions at Applied Materials from 2000 to 2004. Mr. Barros holds a B.S. in Mechanical Engineering from San Jose State.

Family Relationships

There are no family relationships between any of our executive officers or directors.

EXECUTIVE COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

Our “Named Executive Officers” for fiscal 2017, which consist of our principal executive officer and the two other most highly compensated executive officers, are:

•	Thomas Rohrs, our Chief Executive Officer;
•	Maurice Carson, our former President and Chief Financial Officer, who retired after fiscal 2017;
•	Philip Barros, our Chief Technology Officer.

The primary objectives of our executive compensation program have been to: (1) attract, engage, and retain superior talent who contribute to our long-term success; (2) motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business; (3) ensure compensation is aligned with our corporate strategies and business objectives; and (4) provide our executive officers with incentives that effectively align their interests with those of our shareholders.

Following our initial public offering, our Compensation, Nominating and Corporate Governance Committee (the “Committee” for purposes of this section) sets the compensation of our executive officers, including for fiscal 2017.

Executive Compensation Design Overview

Our executive compensation program has reflected our growth and development oriented corporate culture. To date, the compensation of our Named Executive Officers has consisted of a combination of base salary, annual cash incentive compensation and long-term incentive compensation in the form of stock options and restricted stock. Our executive officers and all salaried employees also are eligible to receive health and welfare benefits and well as participation in a 401(k) plan.

The Company evaluates its philosophy and compensation plans and arrangements as circumstances require. At a minimum, we evaluate and review our executive compensation, programs, objectives and philosophy on an annual basis and at the time of promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. Accordingly, the compensation paid to our Named Executive Officers for fiscal 2017 may not necessarily be indicative of how we may compensate our Named Executive Officers in future years.

Elements of Compensation

Base Salary

The annual base salaries for our Named Executive Officers as of the beginning of fiscal 2017 were:

Named Executive Officer	Base Salary
Thomas Rohrs (1)	$400,000
Maurice Carson (2)	$350,000
Philip Barros (3)	$335,000

(1)	Mr. Rohrs’ annual base salary was increased to $450,000 in April 2017.
(2)	Mr. Carson’s annual base salary was increased to $400,000 in April 2017.
(3)	Mr. Barros’ annual base salary was increased to $360,000 in April 2017.

Incentive Compensation Plan

We pay performance-based cash incentives in order to align the compensation of our Named Executive Officers with our short-term operational and performance goals and to provide near-term rewards for our Named Executive Officers to meet these goals. Our short-term, performance-based cash incentive plan for fiscal 2017 (the “2017 ICP”), provides for incentive payments correlated to each six-month period during our fiscal year and annually for individual management by objectives (“MBOs”).  These incentives are based on the attainment of pre-established objective financial and operating goals and are intended to motivate executives to work effectively to achieve performance objectives and reward them at target when objectives are achieved.  The results are reviewed and approved by the Compensation, Nominating and Corporate Governance Committee for each semi-annual period for the Corporate Financial and Operational metrics and annually for the individual objectives for each executive. Payment is made in the first quarter of each year.

Mr. Rohrs’ target award for fiscal 2017 was equal to 100% of his base salary, up to a maximum award of 200%. Mr. Carson’s target award for fiscal 2017 was equal to 75% of his base salary for the entire fiscal year, up to a maximum award of 150%. Mr. Barros’ target award for fiscal 2017 was equal to 50% of his base salary, up to a maximum award of 100%.

The following tables set forth (1) the financial metrics used to determine each Named Executive Officer’s payment for each six-month period under the 2017 ICP, (2) the weighting given to each metric, (3) the related threshold, target and maximum levels for each metric, (4) and the MBOs and weighting that provide for individualized performance goals:

Metrics for First Six-Month Period of 2017	Weight	Threshold	Target	Maximum
	(dollars in millions)
Sales	15%	$245	$285	$327
Gross Margin	10%	14.1%	16.4%	18.8%
Net Income	15%	$23.5	$27.3	$31.5
	40%

Metrics for Second Six-Month Period of 2017	Weight	Threshold	Target	Maximum
	(dollars in millions)
Sales	15%	$172	$200	$230
Gross Margin	10%	13.9%	16.2%	18.6%
Net Income	15%	$12.5	$14.4	$16.5
Individual MBOs	20%	--	--	--
	60%

The following table sets forth the result that we achieved with respect to each metric based on internal reporting as of the end of each six-month period and the corresponding percentage payout under the 2017 ICP. The actual result of certain metrics was subject to adjustment for nonrecurring or unusual expenses or events occurring during the period, and therefore the actual results of such metrics under the 2017 ICP as presented below may differ from the fiscal 2017 financial information set forth in our Annual Report on Form 10‑K:

	First Six Month Period		Second Six Month Period
	Actual	Percentage Payout	Actual	Percentage Payout
	(dollars in millions)
Sales	$308	153%	$290	200%
Gross Margin	16.0%	80%	14.6%	33%
Net Income	$30.1	167%	$21.7	200%
Individual MBOs	--	--	--	(1)

(1)	Individual MBO payout percentages for the entire fiscal year for Messrs. Rohrs, Carson, and Barros were 88%, 88%, and 93%, respectively.

Each of Messrs. Rohrs, Carson and Barros earned a bonus under the 2017 ICP for the first six-month period of fiscal 2017 of $252,000, $168,000 and $116,928, respectively. Each of Messrs.  Rohrs, Carson, and Barros earned a bonus under the 2017 ICP for the second six-month period of fiscal 2017 of $364,050, $242,700 and $147,420, respectively.

Equity Compensation

Prior to the consummation of our initial public offering in December 2016, we issued equity awards under the Ichor Holdings, Ltd. 2012 Equity Incentive Plan (the “2012 Incentive Plan”). Since our initial public offering, we issue equity awards under the Ichor Holdings Ltd. 2016 Omnibus Incentive Plan (the “2016 Plan”), to incentivize and reward our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our ordinary shares and, thereby, to align the interests of our executive officers with those of our shareholders. These equity awards have either been in the form of stock options to purchase our ordinary shares or restricted stock. Mr. Rohrs, Mr. Carson, and Mr. Barros received an equity award during fiscal 2017 as stated below under “—Summary Compensation Table.” All future equity awards will be made under the 2016 Plan and no further grants will be made under our 2012 Incentive Plan, provided that grants outstanding under the 2012 Incentive Plan will continue to be governed by such plan.

The size of equity awards to each of the Named Executive Officers reflects such officer’s importance as an executive officer taking into account, among other factors, such officer’s role and responsibilities, the competitive market for executive officers, and the size, value and vesting status of existing equity awards at the time new equity awards are granted. The market for quality executive officers is competitive and our board of directors relies on several factors to assess the competitiveness of the market including a compensation consultant as well as and our directors’ own experiences in recruiting and retaining qualified executive officers.

Stock Option and Other Compensation Plans

2012 Incentive Plan

The 2012 Incentive Plan was adopted by our Board of Directors and approved by our shareholders in March 12, 2012. The 2012 Incentive Plan provides for the grant of stock options (both incentive and non-qualified) and stock awards (both restricted and non-restricted) to our outside directors, employees and consultants. As of December 29, 2017, there were options to purchase 1,086,033 ordinary shares outstanding under the 2012 Incentive Plan, at a weighted average exercise price of $9.25 per share and 359,850 stock awards outstanding under the 2012 Incentive Plan (of which 28,123 are restricted).

2016 Plan

The 2016 Plan was adopted by our Board of Directors and approved by our shareholders in December 2016. The 2016 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other share-based awards and other cash-based awards to our directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us. As of December 29, 2017, there were options to purchase 582,700 ordinary shares outstanding under the 2016 Plan, at a weighted average exercise price of $19.61 per share and 125,158 stock awards outstanding under the 2016 Plan (all of which are restricted).

Summary Compensation Table

The following table presents summary information regarding the total compensation paid to, earned by, and awarded to each of our Named Executive Officers in fiscal 2017 and 2016, respectively.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Thomas M. Rohrs	2017	$434,615	$-	$587,200	$599,900	$616,050	$2,500	$2,240,265
Chief Executive Officer	2016	$392,308	$251,466	$-	$847,451	$396,154	$2,500	$1,889,879
Maurice Carson	2017	$384,615	$-	$369,202	$382,222	$410,700	$2,500	$1,549,239
Former President and Chief Financial Officer	2016	$350,000	$378,486	$-	$-	$266,393	$2,500	$997,379
Philip Barros	2017	$352,308	$-	$208,456	$219,392	$264,348	$2,500	$1,047,004
Chief Technology Officer	2016	$335,000	$232,107	$129,216	$-	$197,154	$2,500	$895,977

(1)

For fiscal 2016, represents bonuses paid in connection with a cash dividend declared and paid in fiscal 2015 (the “2015 Dividend”). The bonus amounts payable to each Named Executive Officer equaled the product of (x) $0.155, which is the per share dividend amount paid to shareholders and (y) the number of ordinary shares underlying options and where held, the number of shares of restricted stock, held by each such individual at the time of the 2015 Dividend. Such bonus amounts were to be paid as the underlying awards vest, provided that certain future payments were accelerated and paid in connection with our initial public offering in December 2016. The 2016 amount for Mr. Barros also includes $200,000 paid in fiscal 2016 as a bonus for consummation of the initial public offering.

(2)	The value of these stock options and stock awards were based on the fair value of the awards as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures.

(3)

Represents the actual amount earned by each of our Named Executive Officers under our short-term, performance-based cash incentive plan for fiscal 2017 or fiscal 2016, as applicable. See “—Elements of Compensation-Incentive Compensation Plan” for additional information regarding the 2017 ICP.

(4)	Represents matching contributions of $2,500 per year under our 401(k) plan.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding equity awards for each of our Named Executive Officers as of December 29, 2017.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Options Underlying Options Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Thomas M. Rohrs (2)	10/25/2013	133,473	--	$8.05		10/25/2020	--	--
	10/25/2013	51,522	--	$14.90	(3)	10/25/2020	--	--
	9/19/2014	215,908	--	$8.05		9/19/2021	--	--
	2/10/2016	--	--	--		--	11,248	$276,701
	4/13/2017	--	80,000	$17.14		4/13/2024	--	--
	4/13/2017	--	--	--		--	35,000	$861,000
Maurice Carson (2) (4)	9/19/2014	97,444	38,145	$8.05		9/19/2021	--	--
	9/19/2014	--	--	--		--	16,875	$415,125
	4/13/2017	--	50,300	$17.14		4/13/2024	--	--
	4/13/2017	--	--	--		--	22,300	$548,580
Philip Barros (2)	3/12/2012	22,748	--	$8.05		3/12/2019	--	--
	3/12/2012	8,000	--	$14.90	(3)	3/12/2019	--	--
	3/17/2016	13,206	17,389	$9.42		3/17/2023	--	--
	4/13/2017	--	28,400	$17.14		4/13/2024	--	--
	4/13/2017	--	--	--		--	12,800	$314,880

(1)	The market value reported in this table is based upon a price of $24.60 per share, which was closing price on the last trading day prior to the end of the 2017 fiscal year.
(2)

With the exception of Mr. Rohrs’ September 19, 2014 stock option award, which vested in connection with our initial public offering in December 2016, and Mr. Rohrs’ February 10, 2016 stock award, which vests in eight equal installments beginning on March 31, 2016, the presented stock options and stock awards vest as follows: 25% of the award vested on the one year anniversary of the date of grant and the remainder vested ratably on a quarterly basis over a three-year period thereafter

(3)	In connection with the 2015 Dividend, our board of directors approved an adjustment to the exercise price of such options from $16.10 to $14.90.
(4)	In connection with Mr. Carson’s retirement effective January 2018, all of Mr. Carson’s outstanding, unvested stock options and stock awards vested in January 2018.

Severance Obligations

We are obligated to pay severance benefits to Messrs. Rohrs and Barros upon the termination of their employment in certain circumstances.

Pursuant to Mr. Rohrs’ employment agreement, in the event of a termination without cause by us or for good reason by Mr. Rohrs prior to a sale of the Company or following the one-year anniversary of a sale of the Company, Mr. Rohrs, as applicable, is entitled to (i) an amount equal to 12 months of his base salary at the rate then in effect, (ii) the bonus for the year of termination, based on the actual results and prorated based on the partial year of service and (iii) subsidies of health continuation coverage under COBRA (to the same extent we subsidize active employees’ coverage) for 12 months following the termination, or until there is eligibility of benefits from a successor employer. Mr. Rohrs’ employment agreement also provides that in the event of a termination during the one-year period following a sale of the Company, Mr. Rohrs is entitled to an amount equal to his target incentive bonus then in effect in addition to (i) and (iii) described above.

Pursuant to Mr. Barros’ offer letter, in the event of a termination of Mr. Barros’ employment without cause due to downsizing, he is entitled to a severance payment equal to three months of his base salary at the rate then in effect. If Mr. Barros’ termination occurs within 12 months’ of a change of control, he is entitled to a total payment equal to six months’ of his base salary at the rate then in effect.

Mr. Carson, our former President and Chief Executive Officer, resigned from his service with the Company effective in January 2018 and accordingly is no longer entitled to severance benefits.

Equity Compensation

The following table sets forth the indicated information as of December 29, 2017 with respect to our equity compensation plans approved by security holders:

Plan Description	Number of Securities to be Issued Upon Exericise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
2016 Plan	582,700	1,180,142
2012 Incentive Plan (1)	1,086,033	580,228
Total	1,668,733	1,760,370

(1)	The Company does not intend to issue further awards under the 2012 Incentive Plan as described above under “Elements of Compensation.”

Our equity compensation plans consist of the 2016 Plan and 2012 Incentive Plan, which were approved by our shareholders. We do not have any equity compensation plans or arrangements that have not been approved by our shareholders.

Director Compensation

During fiscal 2017, our non-employee directors who were not affiliated with Francisco Partners earned cash compensation for service on our board of directors. In addition, we reimbursed our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors. The following table provides information regarding compensation earned by our non-employee directors for service as directors for fiscal 2017. Each member of management who served on the board of directors did not receive any additional compensation for his role as director.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation	Total
John Chenault	$45,000	$-	$-	$-	$-	$-	$45,000
Dipanjan Deb	$-	$-	$-	$-	$-	$-	$-
Andrew Kowal	$-	$-	$-	$-	$-	$-	$-
Iain MacKenzie	$46,250	$-	$-	$-	$-	$-	$46,250
Marc Haugen	$33,750	$99,997	$-	$-	$-	$-	$133,747

(1)	The value of these stock awards were based on the fair value of the awards as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under applicable law.

We are continuing to evaluate the compensation we pay to our non-employee directors. In the future, we may adjust director compensation in light of prevailing market terms and the additional responsibilities of our directors now that we are a public company.

REPORT OF THE COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Compensation, Nominating and Corporate Governance Committee operates under a written charter approved by the Board of Directors, which is available on our website at http://www.ichorsystems.com.

The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the Compensation, Nominating and Corporate Governance Committee has recommended to the Board of Directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the Compensation, Nominating and Corporate Governance Committee of the Board of Directors:

Andrew Kowal (Chair)

Dipanjan Deb

Iain MacKenzie

This report of the Compensation, Nominating and Corporate Governance Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of, or incorporated by reference by any general statement incorporating by reference to, this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the following table contains information about the beneficial ownership of our ordinary shares as of March 29, 2018:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;
•	each of our Named Executive Officers;
•	each of our directors; and
•	all directors and Named Executive Officers as a group.

For further information regarding material transactions between us and certain of our shareholders, see “Certain Relationships and Related Party Transactions” of this Proxy Statement.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to our ordinary shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 29, 2018 are deemed outstanding. Such ordinary shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the ordinary shares set forth opposite such shareholder’s name.

Unless otherwise indicated, our calculation of the percentage of beneficial ownership is based on 26,279,335 ordinary shares outstanding on March 29, 2018.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Ichor Holdings, Ltd., 3185 Laurelview Ct., Fremont, California 94538.

Name	Number of Shares Beneficially Owned	Percentage of Ordinary Shares Outstanding
5% Shareholders:
Paradigm Capital Management, Inc. (1)	1,562,190	5.9%
Swedbank Robur Fonder AB (2)	2,040,000	7.8%
Directors and Executive Officers:
Thomas M. Rohrs (3)	511,974	1.9%
Jeffrey Andreson	-	*
Kevin M. Canty	-	*
Philip Barros (4)	32,768	*
John Chenault (5)	18,640	*
Dipanjan Deb (6)	12,570	*
Andrew Kowal (7)	2,947	*
Marc Haugen	-	*
Iain MacKenzie (9)	11,140	*
Directors and executive officers as a group (9 persons)	590,039	2.2%

*	Represents beneficial ownership of less than one percent (1%).
(1)

Based solely on a Schedule 13G filed on February 9, 2018 with respect to the Company’s ordinary shares directly owned by Paradigm Capital Management, Inc. The address of the principal place of business of the reporting person is Nine Elk Street, Albany, New York 12207.

(2)

Based solely on a Schedule 13G filed on January 31, 2018 with respect to the Company’s ordinary shares directly owned by Swedbank Robur Fonder AB. The address of the principal place of business of the reporting person is SE-105 34, Stockholm, Sweden.

(3)	Includes 449,653 shares that may be acquired within 60 days upon the exercise of vested options or the vesting of restricted shares.
(4)	Includes 29,568 shares that may be acquired within 60 days upon the exercise of vested options or the vesting of restricted shares.
(5)	Includes 18,640 shares that may be acquired within 60 days upon the exercise of vested options.
(6)	Represents shares held by Deb Family Investments, L.P.
(7)	Represents shares held by The Kowal Revocable Trust.
(8)	Includes 11,140 shares that may be acquired within 60 days upon the exercise of vested options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

In connection with our initial public offering, we adopted our Related Person Transactions Policy and Procedures that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be participants, the amount involved exceeds $120,000 and a related person has or will have a direct or indirect interest. Various transactions are not covered by this policy, including transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person, equity and debt financing transactions with a related person that are approved by our Board of Directors, and other transactions not otherwise required to be disclosed under Item 404 of Regulation S‑K. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or nominee to become director, a holder of more than 5% of our ordinary shares, including any immediate family members of such persons. Any related-person transaction may only be consummated if approved or ratified by the affirmative vote of a majority of our dis-interested directors then in office in accordance with the policy guidelines set forth below.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee for review and recommendation for approval to our Board of Directors. In considering related-person transactions, our Audit Committee and Board of Directors take into account the relevant available facts and circumstances and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process.

A copy of our Code of Ethics Policy which includes the Company’s Related-Person Transaction Policy is available on our corporate website at ichorsystems.com. The information contained on our website is not part of this Proxy Statement.

Transactions with Francisco Partners

Investor Rights Agreement

We were party to an Investor Rights Agreement with Francisco Partners and the other shareholders from time to time party thereto which sets forth certain rights and obligations of Francisco Partners and such other shareholders. The Investor Rights Agreement provides:

•

if Francisco Partners demands that we effect any registration, qualification or compliance with respect to all or part of its Registrable Securities (as defined therein), then we must promptly give notice of the proposed registration, qualification or compliance to all other holders and as soon practicable, use our best efforts to effect such registration, qualification or compliance;

•

if, at any time, we register any of our securities, we agree to (a) promptly give to each holder written notice thereof and (b) include in such registration, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any holder within 20 days after the receipt of such written notice from us;

•	in connection with any registrations, filings or qualifications, we will pay the fees and expenses of counsel selected by the shareholders selling the greatest number of shares in such offering;
•	a 180-day holdback agreement in connection with our initial public offering; and
•	certain information rights for each of the parties to the agreement.

Since Francisco Partners’ ownership fell below 5% on March 13, 2018, the foregoing rights and obligations have ceased to exist with respect to Francisco Partners.

 Board Composition

Our amended and restated articles of memorandum and association include certain director designation rights for Francisco Partners, provided such rights terminated upon Francisco Partners’ ownership falling below 5% of our outstanding ordinary shares on March 13, 2018.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and other persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership and to provide us with copies of all such filed forms. Based solely on our review of such copies or written representations from reporting persons, we believe that all reports were filed on a timely basis during fiscal year 2017.

Proxy Solicitation

Our directors and officers may solicit proxies by telephone, electronic transmission and personally. Our directors and officers will not receive any special compensation for such services.

Shareholder Proposals

Shareholders who intend to present proposals at the 2019 Annual Meeting and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, Ichor Holdings, Ltd., 3185 Laurelview Ct., Fremont, California 94538, and such proposals must be received no earlier than January 9, 2019 and no later than March 10, 2019. Shareholders who wish to nominate a director must additionally be a shareholder of record on both the date of the giving of notice by such shareholder and the record date for the determination of shareholders entitled to vote at the 2019 Annual Meeting and on each such date beneficially own more than 15% of the issued ordinary shares of the Company (unless contrary to applicable law). Such proposals must additionally meet the requirements set forth in the rules and regulations of the SEC, as well as the informational, notice and other requirements related to proposals set forth in Article 16 of the Company’s amended and restated memorandum and articles of association, in order to be eligible for inclusion in the Company’s proxy statement for its 2019 Annual Meeting. If you intend to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above. Our secretary must the notice not less than 90 days and not more than 120 days before the one-year anniversary of the immediately preceding annual meeting of shareholders. This means, that for our 2019 meeting, our Secretary must receive the notice no earlier than January 9, 2019 and no later than February 8, 2019.

Director’s Attendance at the Annual Meeting

The Company invites members of the Board of Directors to attend its annual shareholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict.

Householding

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of our proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any shareholders at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such shareholder may contact us at the following address:

Ichor Holdings, Ltd.

Attn: Secretary

3185 Laurelview Ct.

Fremont, California 94538

Shareholders who beneficially own ordinary shares held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Fiscal Year 2017 Annual Report and SEC Filings

Our audited consolidated financial statements for fiscal 2017 are included in the Annual Report, which will be made available to shareholders at the same time as this Proxy Statement. This Proxy Statement and the Annual Report are posted on our website at ichorsystems.com and are available from the SEC at its website at sec.gov. You may also obtain a copy of the Annual Report and this Proxy Statement without charge by sending a written request to Ichor Holdings, Ltd., Attn: Secretary, 3185 Laurelview Ct., Fremont, California 94538.

Other Business

Other than the three proposals described in this Proxy Statement, the Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the officers named herein will have discretion to vote the ordinary shares they represent in accordance with their own judgment on such matters.

ICHOR HOLDINGS, LTD. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  E43222-P06063 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY  ICHOR HOLDINGS, LTD.  The Board of Directors recommends you vote FOR the following:  1. Election of Director Nominee:  For Withhold  1a. Andrew Kowal  For Against Abstain   The Board of Directors recommends you vote FOR the following proposal:  2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2018.  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  For address changes and/or comments, please check this box and write them on the back where indicated.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.   E43223-P06063  ICHOR HOLDINGS, LTD. Annual General Meeting May 9, 2018 9:00 AM, PDT This proxy is solicited by the Board of Directors  The shareholder(s) hereby appoint(s) Thomas M. Rohrs and Jeffrey S. Andreson or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ICHOR HOLDINGS, LTD. that the shareholders are entitled to vote at the Annual General Meeting to be held at 9:00 AM, PDT on May 9, 2018, at the corporate headquarters of Ichor Holdings, Ltd. located at 3185 Laurelview Ct., Fremont, California 94538, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Address Changes/Comments:  If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side